Exhibit 15

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Harris Corporation

We are aware of the incorporation by reference in the following Registration Statements:

Form S-3ASR	No. 333-186929	Harris Corporation Debt and Equity Securities
Form S-4	No. 333-202539	Harris Corporation Shares of Common Stock
Form S-8	No. 333-192735	Harris Corporation Retirement Plan
Form S-8	No. 333-130124	Harris Corporation 2005 Equity Incentive Plan
Form S-8	No. 333-207774	Harris Corporation 2015 Equity Incentive Plan

of our report dated February 3, 2016 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarter ended January 1, 2016.

/s/ Ernst & Young LLP

Orlando, Florida

February 3, 2016